Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tengion, Inc.:

We consent to the use of our report dated May 29, 2009, except as to Note 3(n) which is as of March 24, 2010, with respect to the balance sheet of Tengion, Inc. as of December 31, 2008, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2008 and for the period from July 20, 2003 (inception) through December 31, 2008 incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 21, 2010